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                                                                     EXHIBIT 4.c
                                  REGULATIONS
                                       OF
                       THE UNITED STATES SHOE CORPORATION

                                   ARTICLE I
                                  Shareholders

         SECTION 1. ANNUAL MEETING. The annual meeting of the shareholders of the Corporation shall be held in the fourth month following the close of each fiscal year of the Corporation on such date and at such hour as determined by the board of directors and as designated in the notice of such meeting.

         SECTION 2. PLACE OF MEETINGS. All meetings of shareholders shall be held at the principal office of the Corporation, or at such place within the State of Ohio as may be designated in the notice of the meeting.

         SECTION 3. QUORUM. At all meetings of shareholders, the holders of the majority of the shares issued and outstanding and entitled to vote at each meeting, who are present in person or represented by proxy, shall constitute a quorum, but no action required by law the Articles or the Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class, may be authorized or taken by a lesser proportion.

         SECTION 4. SPECIAL MEETINGS. Special meetings of shareholders may be called by the Chairman of the Board, by the President, by action of the directors or by the holders of not less than fifty percent of the outstanding voting power of the Corporation.

                                   ARTICLE II
                               Board of Directors

         SECTION 1. NUMBER. The number of directors of the Corporation, which shall be not less than nine (9) or more than seventeen (17), shall be thirteen (13) until increased or decreased by the affirmative vote of at least two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Corporation voting as a single class. No reduction in the number of directors shall have the effect of shortening the term of any incumbent director.

         SECTION 2. MEETINGS. An organization meeting of the board of directors may be held, without notice, immediately after the annual meeting of the shareholders for the purpose of electing officers and attending to such other business as may properly come before the meeting. Additional regular meetings may be held at such times as may be determined from time to time by the board of directors. Special meetings may be called by the Chairman of the Board, the President, any vice president who is a director or any two directors. Written notice of the time and place of each special meeting of the board of directors shall be given to each director either by personal delivery or by mail, telegram or cablegram at least three days before the meeting.
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         SECTION 3.       PLACE OF MEETING.  All meetings of the board of
directors shall be held at the principal office of the Corporation, or at such place within or without the State of Ohio as may be designated in the notice of the meeting.

         SECTION 4. COMMITTEES. The board of directors may create an executive committee or any other committee of the directors, to consist of not less than three directors, and may delegate to any such committee any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in any committee of the directors.

         SECTION 5. REMOVAL. All the directors, or all the directors of a particular class, or any individual director, may be removed from office, without assigning any cause, by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Corporation voting as a single class.

         SECTION 6. VACANCIES. Any vacancy in the office of director, whether created by an increase in the number of directors, removal of a director, death or resignation of a director or otherwise, may be filled for the unexpired term by the remaining directors, though less than a majority of the whole authorized number of directors, by majority vote or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Corporation voting as a single class.

         SECTION 7. DIRECTORS EMERITUS. The board of directors may designate a former director as director emeritus, to serve for such time as may be fixed by the board of directors. A director emeritus shall have the privilege of attending meetings of the board of directors and shall receive such fees and reimbursements of expenses as may be determined from time to time by the board of directors. A director emeritus shall not be considered a member of the board of directors for any purpose, including, without limitation, determination of the number of directors, determination of the number necessary to constitute a quorum, determination of whether a quorum is present, the necessity of giving written notice of meetings, and the right to vote.

                                  ARTICLE III
                                    Officers

         SECTION 1. NUMBER AND TITLE. The officers of the Corporation shall consist of a Chairman of the Board, a President, such number of vice presidents as the board of directors may from time to time determine, a secretary and a treasurer. The board of directors may also elect such other officers and assistant officers as it may from time to time determine.

         SECTION 2. POWERS AND DUTIES. Subject to such limitations as the board of directors may from time to time prescribe, the officers shall each have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the board of directors or, in the case of all officers other than the chief executive officer, by the chief executive officer. The Chairman of the Board shall be the chief executive officer unless the board of directors shall designate the President as the chief executive officer.
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         SECTION 3.       BONDS.  Any officer or employee may be required to
give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors may from time to time determine. The premium on any bond or bonds provided for herein shall be paid by the Corporation.

                                   ARTICLE IV
                                Indemnification

         The Corporation shall, to the full extent permitted by The General Corporation Law of Ohio, indemnify all persons whom it may indemnify pursuant thereto.

                                   ARTICLE V
                            Certificates for Shares

         If any certificate for shares of the Corporation is lost, stolen or destroyed, a new certificate may be issued upon such terms or under such rules as the board of directors may from time to time determine or adopt.

                                   ARTICLE VI
                                      Seal

         The seal of the Corporation shall be in such form as the board of directors may from time to time determine.

                                  ARTICLE VII
                                  Fiscal Year

         The fiscal year of the Corporation shall end on such date as the board of directors may from time to time determine.

                                  ARTICLE VIII
                                   Amendment

         These Regulations may be altered, amended or replaced only by the affirmative vote of the holders of a majority of the outstanding voting power of the Corporation voting as a single class; provided, however, that Article I,
Section 4; Article II, Sections 1, 5 and 6; and Article VIII (as they may be renumbered or redesignated from time to time) may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Corporation voting as a single class.